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BMC Software, Inc.
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On May 15, 2012, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

ELLIOTT MANAGEMENT NOMINATES FIVE EXPERIENCED TECHNOLOGY EXECUTIVES TO THE BOARD OF BMC SOFTWARE

$20 Billion Private Investment Firm Urges Full Review of Strategic Alternatives

NEW YORK (May 15, 2012) /PRNewswire/– Elliott Management today confirmed that it has nominated a slate of five highly experienced executives for election to the BMC Software (BMC) Board of Directors at the Company’s annual meeting.  The firm sent the following letter to the Board of Directors of BMC explaining its position:

May 15, 2012

The Board of Directors
BMC Software, Inc.
2101 Citywest Boulevard
Houston, TX 77042-2827
Attention:  Robert E. Beauchamp, Chairman and Chief Executive Officer

Dear Members of the Board of Directors:

I write to you today on behalf of Elliott Management and our collective funds, which hold 5.5 percent of BMC Software common stock and have nominated a slate of five highly experienced technology executives to the Board of Directors at the Company’s upcoming annual meeting.  Last week, I had a friendly meeting with CEO Bob Beauchamp and CFO Steve Solcher during which time I articulated Elliott’s view of BMC and the value we believe is inherent in the Company.  I acknowledged Bob’s hard work over the past 11 years to transform BMC from a simple mainframe tools company to a leader in BSM and I expressed Elliott’s desire to work together constructively to maximize value for stockholders and the Company.

Unfortunately for BMC stockholders, instead of reciprocating my invitation to engage in a serious discussion and being “open to any alternative” as yesterday’s BMC’s press release claimed, I was disappointed to read that the Board’s response appears aimed at entrenchment rather than at exploring opportunities.  BMC yesterday announced that it had used stockholder funds to hire expensive advisors and had adopted a poison pill at a 10 percent threshold, a stockholder-unfriendly entrenchment mechanism generally derided as an instrument of poor corporate governance.

As you may know, Elliott is a multi-strategy investment firm with more than $20 billion in assets under management. The firm has significant experience investing in the technology sector, and it has successfully worked alongside many other companies to maximize stockholder value.

Elliott has performed exhaustive research on BMC over the last six months.  This process included enlisting external consultants to advise us, as well as speaking with customers, opinion leaders, engineers, competitors, former employees, senior executives in the software industry, investment bankers, private equity firms and other investors.  We have surveyed in excess of five hundred users of IT management software, following up with customers who have transitioned to or away from BMC.  Our conclusion from this analysis is that BMC’s assets are valuable and important, but that its future will be increasingly difficult if BMC remains a standalone, public company.

Over the past 11 years, BMC has undergone a difficult transition from a mainframe tools vendor to a relevant player in the IT Management space.  The transition has become more challenging in recent years, as BMC has suffered from sluggish growth, substantial execution challenges and underperformance on its business plan, and new competitive pressures.  These facts have resulted in the public market allotting BMC a valuation consistent with a growth-impaired, legacy asset and a material share price underperformance relative to its peers over the past three-year, two-year and one-year time periods.  As is enumerated below, we expect the future will be far more challenging than the past if BMC remains a standalone company, and that the window to preserve and maximize BMC’s inherent value is rapidly closing.

Elliott urges prompt action for the following reasons:

1)
Stock Price Underperformance.  BMC’s stock has materially underperformed peers and indices.  Specifically, BMC has underperformed peers and indices by a significant 46 percent and 54 percent, respectively, over the past three years through May 11, prior to BMC’s disclosure of our stake.  Over the last two years on the same basis, BMC’s stock has underperformed peers and indices by 16 percent and 15 percent, respectively, and over the past year it has underperformed both peers and indices by 30 percent.  This is significant underperformance and we further believe that BMC has under-utilized its balance sheet and that additional cash could have been returned to stockholders.

2)
Lack of Scale.  BMC has long been the smallest of the “Big Four” management software competitors, attempting to compete and grow on the basis of being a focused BSM vendor.  Today, however, customers are increasingly demanding greater services, a bundled solutions provider, and breadth of IT offerings far beyond what BMC can offer, especially in a mature market like IT management.  With revenues of just $2.2 billion versus IBM’s $107 billion, HP’s $125 billion or even CA’s $4.8 billion, BMC is challenged to compete with vastly larger solutions providers who can offer a fuller suite of products along with greater marketing heft and overall value to the customer.

3)
Execution Challenges.  The challenge is even further exacerbated by recent troubles with BMC’s sales leadership, having changed the head of sales four times since 2010.  This has led to serious execution issues as well as attrition and stress within the sales force.  Now is not the time for stockholders to have to live through the newest guy testing out yet another new plan.

4)
Late to SaaS.  BMC also has been slow to adapt to changes in the marketplace, including a failure to quickly identify trends in SaaS and the cloud.  As Mr. Beauchamp stated publicly, BMC was “late unfortunately as you well know, to the SaaS market” having finally launched its first product just two years ago. While the Company’s recent efforts to develop solutions in these areas are well-formulated, it is off to a late start in a hyper-competitive arena.  Further exacerbating the SaaS issue is the fact that it may not even be possible for BMC to buy the growth it may desire.  Companies like Service-Now, SolarWinds and Splunk might have complemented BMC, however, companies like these now demand valuations which would be difficult for BMC to justify as a stand-alone, public company.

5)
More Challenging Competitive Landscape.  The competitive landscape has changed meaningfully in the last few years.  BMC’s old marketing phrase “ERP for IT” was effective in a market when CRM and ERP were unique value propositions offered by limited vendors.  Nowadays, strategic competitors are under pressure to incorporate management into their own stacks and new competitors that did not exist a few years ago are making significant inroads into the “Big Four’s” cozy former domain.  Moreover, with the explosion in demand for cloud computing, BMC faces competition from players who never before participated in this space and may have been partners in the past – going forward, they will be investing as competitors, eager to derive value from what was previously BMC’s territory.

6)
Challenged Performance in Enterprise Business.  Though in yesterday’s press release BMC chose to tout fourth quarter ESM license bookings as evidencing “solid sequential growth,” ESM license bookings excluding Numara actually declined more than 9 percent year over year in the quarter, and declined more than 12 percent for the fiscal year 2012.  These declines come after BMC initially projected over 20 percent growth in ESM license bookings just a year ago.  Furthermore, the guidance for 2013 also indicated continued challenged growth, with Mr. Beauchamp guiding to single digit organic growth in ESM license bookings (a number developed by BMC when it was already aware Elliott was nominating directors).  Finally, BMC is forced to invest significantly to achieve even these results, committing meaningful resources to increase sales force capacity.  All of this indicates that the road ahead will be an arduous execution battle if BMC remains a standalone, public company.

Despite the issues enumerated above, Elliott is confident that BMC possesses significant strategic value.  Consequently, as I discussed with Messrs. Beauchamp and Solcher last week, Elliott believes the Board should immediately engage in a serious, concerted effort to pursue a sale of the Company.  Elliott’s preference is to accomplish this through a special Board committee charged with evaluating all strategic alternatives including examining the cost and capital structures of the Company.  It is Elliott’s firm belief that BMC is currently attractive to multiple strategic acquirers: BMC offers clout and scale in a way that few other software companies do, offering immediate and substantial customer presence, relevance to tens of thousands of IT organizations, well-integrated, mission-critical products and an opportunity for a strategic buyer to build upon these assets to sell bundled products and/or services.  Furthermore, we believe BMC could be attractive to private equity firms, and that such a transaction could serve as another pathway to deliver certain, premium value to stockholders.  Again, I reiterate Elliott’s belief that it is imperative to begin immediately as BMC’s strategic value is available now, but that the opportunity is becoming more challenging each day.

To that end, Elliott has nominated five highly experienced and respected technology industry executives who share our view of BMC’s value and who will work to maximize stockholder value.  We believe these individuals would add immensely to BMC’s Board. They include:

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Thomas Hogan.  One of the most senior executives at Hewlett-Packard, Mr. Hogan was most recently Executive Vice President of Sales, Marketing and Strategy, in charge of all products and solutions.  Prior to that, he ran Software at HP, leading the acquisition of numerous companies, including Mercury Interactive.  Prior to joining HP, Mr. Hogan was CEO of Vignette, a public software company, and also has worked at Siebel Systems and IBM.

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Carl James “Jim” Schaper.  A well-respected software executive, Mr. Schaper is the founder of Infor, a nearly $3 billion revenue software company which is recognized as the largest privately-owned software company in the world.  Mr. Schaper served as CEO of Infor until 2010 and is now Chairman.  Mr. Schaper is also an operating partner at Golden Gate Capital, one of the leading global private equity firms investing in enterprise software, and is on the board of Attachmate Corporation.

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John Dillon.  Mr. Dillon has significant software experience as the former President and CEO of Hyperion Solutions, former CEO of Salesforce.com and former CEO of Navis, LLC.  He is currently CEO of Engine Yard, a leading supplier of application development platforms for cloud computing.  He began his career as a systems engineer for EDS and has worked at a variety of companies, including Oracle.

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David Roberson.  A senior technology executive, Mr. Roberson was CEO of Hitachi Data Systems, a leading provider of data storage solutions, and then served as Senior Vice President in the Enterprise Servers, Storage and Networking group at HP.  Mr. Roberson also serves on the boards of Quantum Corporation, International Game Technology, TransLattice and Raging Wire Enterprise Solutions.

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Andreas “Andy” Mattes.  A senior technology executive who ran Siemen’s Global Enterprise Communications Business,  Mr. Mattes also ran HP’s outsourcing, consulting and professional services business in the Americas, working closely on EDS’s integration into HP.  Mr. Mattes currently sits on the advisory boards of Opera Solutions and Violin Memory.

The time is now for BMC to consider value maximization for its stockholders and to evaluate the alternatives that exist to best monetize its assets.  Elliott wants to work with the Board in that process to help the Board to capitalize on the value the Company has created over the years.  The executives Elliott has identified and nominated for election to the Board all have substantial experience in technology and significant insight into potential acquirers to help drive a successful outcome for BMC. We hope you will consider their nomination seriously.

Elliott remains receptive to having productive conversations with the Company about the best path forward for BMC.  If that is something the Board would like to pursue, please do not hesitate to contact me.

Best,

Jesse Cohn
Portfolio Manager

About Elliott Associates
Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $20 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds' investors include large institutions, high-net-worth individuals and families, and employees of the firm.

Media Contacts:
Peter Truell
Elliott Management, L.P.
(212) 478-2080

-OR-

Tom Johnson
The Abernathy MacGregor Group
(212) 371-5999

Additional Information
Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intends to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2012 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2012 Annual Meeting”) of BMC Software, Inc. (the “Company”). Information relating to the participants in such proxy solicitation will be included in materials filed on May 15, 2012, by Elliott with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.  Stockholders are advised to read the proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2012 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).

Participants in the Solicitation
The potential participants in a proxy solicitation by Elliott in connection with the 2012 Annual Meeting are anticipated to include Elliott Associates, L.P. (“Elliott Associates”), a Delaware limited partnership, Elliott International, L.P. (“Elliott International”), a Cayman Islands limited partnership, and each of the five individuals nominated by Elliott for election as directors at the 2012 Annual Meeting: Tom Hogan, Carl James Schaper, John Dillon, David Roberson and Andreas Mattes.

In addition, (i) Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P. (“Capital Advisors”), which is controlled by Singer, and Elliott Special GP, LLC (“Special GP”), which is controlled by Singer, are the general partners of Elliott Associates, (ii) Singer, Braxton Associates Inc. (“Braxton”) and Elliott Asset Management LLC (“Asset Management”) are the general partners of Capital Advisors, (iii) The Liverpool Limited Partnership, a Bermuda limited partnership (“Liverpool Partnership”), is a wholly-owned subsidiary of Elliott Associates that initially acquired a portion of the shares of common stock of the Company, par value $0.01 per share (the “Shares”) beneficially owned by Elliott Associates, and Liverpool Associates Ltd., a Bermuda company (“Liverpool Associates”), is a wholly-owned subsidiary of Elliott Associates and is the sole general partner of Liverpool Partnership, and (iv) Elliott International Capital Advisors Inc., a Delaware corporation (“EICA”), as investment manager of Elliott International, Hambledon, Inc. (“Hambledon”), which is also controlled by Singer, as the sole general partner of Elliott International and Singer, may be deemed to beneficially own the Shares held by Elliott International (Singer, Capital Advisors, Special GP, Braxton, Asset Management, Liverpool Partnership, Liverpool Associates, EICA, Hambledon and Elliott Management Corporation, which provides management services to Elliott and their affiliates, and together with Tom Hogan, Carl James Schaper, John Dillon, David Roberson and Andreas Mattes, the “Elliott Participants”).  The Elliott Participants may each be deemed to be participants in the proxy solicitation by Elliott in connection with the 2012 Annual Meeting.

As of May 14, 2012, Elliott Associates is the direct record owner of 1,000 of the Shares and is the beneficial owner of an additional 3,072,550 of the Shares.   As of May 14, 2011, Elliott International is the direct record owner of 1,000 of the Shares and is the beneficial owner of an additional 5,705,450 of the Shares.  Except as described herein, as of May 14, 2012, none of the Elliott Participants owns any securities of the Company.